UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Powell Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POWELL INDUSTRIES, INC.

8550 Mosley Road

Houston, Texas 77075

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held February 19, 2020

To the Stockholders of Powell Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Powell Industries, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company at 7232 Airport Boulevard, in Houston, Texas 77061 on Wednesday, February 19, 2020, at 11:00 a.m., Houston time, for the following purposes:

1.	To elect three (3) members of the Company’s Board of Directors, with terms to expire in 2023;

2.	To hold a stockholder advisory vote on the compensation of executives;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The stock transfer books will not be closed. Stockholders of record as of the close of business on January 2, 2020, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, notwithstanding any transfer of stock on the books of the Company after such record date.

You are cordially invited to attend the meeting in person. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ Brett A. Cope
Brett A. Cope
Chairman of the Board

Houston, Texas

January 6, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to

Be Held on February 19, 2020

This Notice, Proxy Statement, Form of Proxy and Annual Report are Available at:

https://powellindustriesinc.gcs-web.com/annual-reports

POWELL INDUSTRIES, INC.

8550 Mosley Road

Houston, Texas 77075

PROXY STATEMENT

January 6, 2020

Annual Meeting of Stockholders

February  19, 2020

SOLICITATION AND VOTING RIGHTS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Powell Industries, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, February 19, 2020, at 11:00 a.m., Houston time, at the offices of the Company at 7232 Airport Boulevard in Houston, Texas 77061, or at any adjournment thereof.

This Proxy Statement, proxy and the accompanying Notice of Annual Meeting and Annual Report on Form 10-K for year ended September 30, 2019, including consolidated financial statements, will be mailed to stockholders on or about January 6, 2020. The Board has fixed January 2, 2020, as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of January 2, 2020, there were 11,597,213 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), outstanding. Each holder of Common Stock will be entitled to one vote for each share owned, except as noted below.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters. As to those matters, such indications are called “broker non-votes.”

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. The persons receiving the greatest number of votes cast at the meeting to fill the directorships with terms to expire in 2023 will be elected as directors of the Company, class of 2023. Thus, abstentions and broker non-votes will have no effect on the election of directors. The proposal related to the non-binding approval of executive compensation is advisory only and therefore does not require a particular number of affirmative votes. Although the advisory vote on executive compensation is non-binding, the compensation committee of the Board (the “Compensation Committee”) values the opinions of the Company’s stockholders, and will consider the outcome of the vote when making future executive compensation arrangements.

Shares of the Common Stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

The shares represented by each valid proxy received by the Company on the form solicited by the Board will be voted in accordance with instructions specified on the proxy. A stockholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.

In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of Common Stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 8550 Mosley Road, Houston, Texas 77075 or by telephone at (713) 947-4422.

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other stockholders of the Company who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.    If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or your nominee will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 8550 Mosley Road, Houston, Texas 77075 or by telephone at (713) 947-4422.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The terms of Christopher E. Cragg, Bonnie V. Hancock and Perry L. Elders are scheduled to expire at the 2020 Annual Meeting or until their successors are duly elected and qualified under the Company’s bylaws. The terms of the remaining directors continue after the Annual Meeting. The Nominating and Governance Committee has nominated Christopher E. Cragg, Perry L. Elders and Katheryn B. Curtis for election as directors with terms scheduled to expire in fiscal year 2023 or until their successors are duly elected and qualified. Messrs. Cragg and Elders currently serve as directors of the Company. The Nominating and Governance Committee has nominated Ms. Curtis based upon her extensive business background and experience within the Utilities sector, as more fully described below.

Although the Board does not contemplate that any nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for a substitute nominee.

RECOMMENDATION OF THE BOARD

The Board recommends that the stockholders vote FOR the election of each of the nominees.

PROPOSAL NO. 2

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 14A of the Exchange Act and the preference for annual non-binding advisory votes on executive compensation expressed by the Company’s stockholders at the 2017 Annual Meeting of Stockholders, the Board is providing the stockholders with the opportunity to endorse or not endorse the Company’s executive compensation (commonly known as “say-on-pay”) through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will consider the outcome of the vote when making decisions regarding future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR the advisory approval of the Company’s executive compensation. Unless otherwise indicated on your proxy, your shares will be voted FOR the advisory approval of the Company’s executive compensation.

BOARD OF DIRECTORS

The following table sets forth for each nominee and for each director whose term of office continues after the Annual Meeting, his or her name, age as of the date of the Annual Meeting, principal occupation and employment for the past five years, offices held with the Company, the date he or she first became a director, and the date of expiration of his or her current term as director.

Name	Age	Principal Occupation for Past Five Years(1)	Offices Held with Company	Director Since	Term Expires

Christopher E. Cragg	58	Executive Vice President — Operations, Oil States International, Inc. since 2016; Senior Vice President — Operations, Oil States International, Inc. since 2006 to 2016; President, Oil States Energy Services since 2012.	Director	2008	2020

Perry L. Elders	58	Staff, Second Baptist Church of Houston since 2015; Sr. Vice President and Chief Financial Officer, McDermott International, Inc. from 2010 to 2014; Executive Vice President and Chief Financial Officer, Bristow Group Inc. from 2006 to 2009.	Director	2017	2020

Katheryn B. Curtis	60	Senior Vice President — Generation, Dominion Energy Virginia at Dominion Energy since 2014; Vice President Retail Operations Dominion Energy from 2012 to 2014; Vice President Merchant Operations, Dominion Energy from 2009 to 2012.	None	—	—

James W. McGill	64	President — Electrical Sector Americas, Eaton Corporation from 2015 until his retirement in 2017; President — Electrical Products Group, Eaton Corporation from 2013 to 2015; President Electrical Sector Asia Pacific, Eaton Corporation in 2012; Executive Vice President — Human Resources, Eaton Corporation from 2010 to 2011.	Director	2018	2021

Name	Age	Principal Occupation for Past Five Years(1)	Offices Held with Company	Director Since	Term Expires

John D. White	71	Partner, The Southern Funds Group, LLC since 2008; Managing Director of The Wind Alliance from 2009 to 2011; Chairman of the Board and CEO, Standard Renewable Energy Group, LLC since 2006.	Director	2012	2021

Brett A. Cope	51	Chairman of the Board since September 16, 2019; President and Chief Executive Officer of the Company since October 1, 2016; Sr. Vice President and Chief Operating Officer from December 30, 2015 through September 30, 2016; and Vice President of Sales and Marketing from December 27, 2010 through December 29, 2015.	Chairman of the Board, President and Chief Executive Officer	2016	2022

Thomas W. Powell	79	Chairman of the Board since 1984 through September 16, 2019; President and Chief Executive Officer of the Company from 1984 through September 2008; from September 2011, through August 2012; and from December 2015 through September 2016.	Director, Chairman Emeritus of the Board	1984	2022

Richard E. Williams	61	Shell Loaned Executive to the United Way of Greater Houston since October 2015 until his retirement in 2016; Shell Loaned Executive to Wetlands International from 2013 to 2015; President, Shell WindEnergy Inc. from 2008 to 2013.	Director	2016	2022

(1)	None of the corporations listed (other than the Company) is an affiliate of the Company.

Board Structure, Committee Composition and Meetings

As of the date of this Proxy Statement, the Board was comprised of eight members, divided into three classes.

The Board is comprised of a majority of independent directors. The Board has determined that, as of the date of this Proxy Statement, Ms. Bonnie V. Hancock and Messrs. Christopher E. Cragg, Perry L. Elders, Thomas W. Powell, James W. McGill, John D. White and Mr. Richard E. Williams, are “Independent Directors”

as such term is defined by Listing Rule 5605(a)(2) of The NASDAQ Stock Market, and that the current members of the audit committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (“the Exchange Act”). The Board based its determinations of independence primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. The Board has also determined that Katheryn B. Curtis would qualify as an Independent Director if elected based primarily on a review of the responses such nominee provided regarding employment and compensation history, affiliations and family and other relationships.

Eight meetings of the Board were held during the fiscal year ended September 30, 2019 (“Fiscal 2019”). No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board during the period that such director served on such committees.

It is the Company’s policy that directors attend the Annual Meeting of Stockholders. At the Annual Meeting of Stockholders on February 20, 2019, all of the Company’s directors at that date were present. Stockholders may communicate with directors of the Company by writing to them at the Company’s headquarters. Communications addressed to the Board will be reviewed by the Secretary of the Company and directed to the members of the Board for their consideration.

Committees, Memberships and Meetings

The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of The NASDAQ Stock Market.

Audit Committee

The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all subsidiaries and the sufficiency of the audits of all Company activities. It is the Board’s agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication among other directors, the Company’s independent registered public accounting firm, internal audit and management as their duties relate to financial accounting, reporting and controls. The Audit Committee Charter does not expressly permit the Audit Committee to delegate its authority. The Audit Committee held four meetings during Fiscal 2019 and all meetings of the Audit Committee were separate and apart from meetings of the full Board.

Messrs. Perry L. Elders, Christopher E. Cragg and Richard E. Williams serve as members of our Audit Committee. The Board has determined that each of Messrs. Elders and Cragg qualify as an “audit committee financial expert,” as defined in Item 407(5) of Regulation S-K promulgated under the Exchange Act, and that each member of the Audit Committee is an independent director. A copy of the Audit Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investor Relations.” The Audit Committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

The Compensation Committee provides oversight on behalf of the full Board on development and administration of the Company’s executive compensation program and all subcomponent plans in which officers or directors are eligible to participate. The Compensation Committee regularly reviews the Company’s compensation practices, including the methodologies for setting the total compensation for senior management and officers. The Compensation Committee is responsible for determining compensation paid to the executive officers and for reviewing and recommending director compensation to the Board.

The Compensation Committee also strives to make the Company’s compensation competitive by comparing the Company’s practices and compensation levels against the results of surveys of related-industry companies. The Compensation Committee has the authority to directly engage independent consultants and periodically utilizes consultants to provide advice and recommendations regarding executive compensation. The Compensation Committee has the flexibility to exercise its independent judgment when establishing compensation policies, especially when rewarding individual performance. The Compensation Committee Charter does not expressly permit the Compensation Committee to delegate its authority.

Ms. Bonnie V. Hancock and Messrs. Christopher E. Cragg, James W. McGill serve as members of our Compensation Committee. The Compensation Committee held four meetings during Fiscal 2019. A copy of the Compensation Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investor Relations.”

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for selecting director nominees for election by the stockholders to fill directorships with expiring terms and for appointing new members to the Board to fill unexpired terms of directorships vacated during the terms. Annually, the Nominating and Governance Committee is also responsible for establishing director qualifications and the selection criteria for new directors. The Nominating and Governance Committee recommends to the Board a slate of directors to serve on each standing committee of the Board and recommends one member of each standing committee to serve as chairman of the committee. The Nominating and Governance Committee is also responsible for reviewing and monitoring the adherence to the Corporate Governance Guidelines adopted by the Board.

Messrs. John D. White, James W. McGill and Richard E. Williams serve as members of our Nominating and Governance Committee. During Fiscal 2019, the Committee held four meetings. In December 2019, the Nominating and Governance Committee met and discussed the current director candidates, and recommended to the Board the election of the three candidates nominated above. A copy of the Nominating and Governance Committee Charter is available on the Company’s website, powellind.com, under the section entitled “Investor Relations.”

Director Compensation

The Company uses a combination of cash and equity based compensation in the form of restricted stock to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Only directors who are not employees of the Company or any of its subsidiaries or affiliates are entitled to receive a fee or reimbursement of out-of-pocket expenses for their services as directors.

For Fiscal 2019, compensation for non-employee directors was comprised of the following components:

		Cash Compensation	Common Stock
Quarterly Retainer — Chairman of the Board		$21,500
Quarterly Retainer — Audit Committee Chair		$12,000
Quarterly Retainer — Compensation Committee Chair		$11,000
Quarterly Retainer — Nominating and Governance Committee Chair		$10,500
Quarterly Retainer — All Other Directors		$9,000
Committee Meeting Fees	Audit	$1,500
(For Each Meeting attended)	Compensation	$1,000
	Nominating and Governance	$1,000
Annual Restricted Stock Award (shares)			2,000

In addition to the above, the Company reimburses expenses related to attendance at meetings to directors.

The Company has stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director is required to own and hold a minimum of 6,000 vested or unvested shares of the Company. Each non-employee director has three years to comply with the stock ownership guidelines and all non-employee directors are in compliance with the stock ownership guidelines.

The stockholders voted at the February 26, 2014, meeting to approve the 2014 Non-Employee Director Equity Incentive Plan (the “Director Plan”). The total number of shares of Common Stock reserved under the plan is 150,000 shares. The plan is administered by the Compensation Committee. Eligibility to participate in the plan is limited to those individuals who are members of the Board of the Company and who are not employees of the Company or any affiliate of the Company.

Under the terms of the Director Plan, the maximum number of shares subject to stock options and stock appreciation rights that may be granted during any calendar year to any individual under the Director Plan is 12,000 shares. The total number of shares that may be issued for awards to any single participant during a calendar year for other stock-based awards (excluding stock options and SARs) is 4,000 shares. The Compensation Committee has determined that each non-employee director will receive 2,000 restricted shares of the Company’s Common Stock annually.

DIRECTOR COMPENSATION FOR FISCAL 2019

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Christopher E. Cragg	54,000	68,040		122,040
Perry L. Elders	54,000	68,040		122,040
Bonnie V. Hancock	40,000	68,040		108,040
Thomas W. Powell	86,000	68,040	75,000	229,040
James W. McGill	43,000	68,040		111,040
John D. White	46,000	68,040		114,040
Richard E. Williams	46,000	68,040		114,040

(1)

The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, pursuant to our equity compensation plan. See Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for assumptions made by us in such valuation.

(2)

All of the referenced stock awards relate to the annual issuance of 2,000 shares of restricted stock to each of our directors, which vests in two equal installments. The first installment vests upon issuance and the second installment vests on the earlier of first anniversary of the date of the grant or date of the next annual meeting of stockholders.

(3)

Mr. Powell is covered by the Company’s Executive Benefit Plan. Pursuant to Mr. Powell’s Executive Benefit Agreement executed under such Plan, following normal retirement after age 65 and having completed at least ten years of continuous employment, he is entitled to salary continuation payments of $150,000 per year for five years beginning October 1, 2008, and then $75,000 per year for ten years beginning October  1, 2013.

CORPORATE GOVERNANCE

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, powellind.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the Marketplace Rules of The NASDAQ Stock Market. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. From time to time during executive sessions, the independent directors meet with individual members of senior management. Because the Chairman of the Board is a member of management, the separate non-management sessions are presided over by an independent director elected by a majority of the non-management directors.

Board Leadership Structure

The Chairman of the Board is elected by the Board on an annual basis and does not have a policy requiring the separation of the offices of Chairman and Chief Executive Officer. The Board believes that the Board should retain flexibility to determine the leadership structure of the Company from time to time based on the best interests of the Company and our stockholders. Mr. Cope was appointed as Chairman on September 16, 2019, and Mr. Powell was designated as Chairman Emeritus of the Board on September 16, 2019. The Board has determined that the current structure, with a combined CEO and Chairman of the Board, is in the best interests of the Company and its stockholders. The combined role of CEO and Chairman provides an effective balance between management of the Company and director participation in our board process and allows management to focus on execution of our strategic and business plans. In the Board’s opinion, Mr. Cope’s experience and leadership at the Company, as well as his more than 29 years of industry experience, makes him uniquely qualified for these combined roles.

In addition, the Board has appointed Mr. Williams as Presiding Director on the Board effective February 20, 2019 for a one year term. The Presiding Director’s roles and responsibilities include, among other things, serving as a liaison and supplemental channel of communication between other members of the Board and the Chairman; presiding at executive sessions or other meetings of the Board in the absence of, or upon the request of, the Chairman; and performing such other duties as the Board may delegate from time to time.

Board’s Role in Risk Oversight

The Board utilizes the Company’s risk management process to assist in fulfilling its oversight of the Company’s risks. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in approving the Company’s business plans as promoted by management is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk exposures, including internal controls, and discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations and with conflict-of-interest issues that may arise. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. At least annually, the Nominating and Governance Committee considers risks related to corporate governance.

Risk Assessment in Compensation Programs

The Compensation Committee conducts an annual risk assessment to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. This risk assessment process for Fiscal 2019 included: a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to company strategy. Although the Compensation Committee reviewed all compensation programs, it focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

The Compensation Committee took the following risk considerations into account in developing the incentive plans:

•	Incentive plan metrics are aligned with our business strategy;

•	Performance objectives are balanced with the quality and sustainability of business results;

•	The full range of potential payouts under each plan is understood;

•	Short term incentive payouts are capped;

•	Long term incentive payouts are capped;

•	Leverage and ratio of incentive compensation to salary and total compensation are understood;

•	Performance, structure and target incentive plan opportunities are comparable to those of industry or peers;

•	The Compensation Committee may exercise discretion where appropriate;

•	The Company’s focus on long-term performance aligns with stockholder interests, and incentives are calculated over a time horizon that takes into account the risk horizon; and

•	The Compensation Committee reviews and discusses material risks when considering incentive programs.

Further to emphasize the alignment of our named executive officers’ interest with the interests of our stockholders, the Company has adopted the following policies and programs:

•	Stock ownership policy for executives ranging from 1 to 5 times base salary;

•

A policy to recoup compensation paid to an executive in the event the Company’s financial statements are restated and such restatement resulted from material non-compliance with financial reporting requirements;

•	A policy to prohibit an executive from engaging in a transaction to purchase a hedging instrument that protects the executive from downward changes in the Company’s stock price;

•	A policy that generally prohibits an executive from pledging stock of the Company that is otherwise held by him or her;

•	A policy to prohibit an executive from holding stock of the Company in a margin account;

•	A policy to prohibit the use of excise tax gross-ups in executive employment agreements, commencing with executive employment agreements entered into on or after October 1, 2013; and

•	Adoption of a limit on the number of shares that may be earned by each executive under long-term incentive awards, which replaces a prior compensation practice of no share limitation.

The above policies and procedures are designed to, among others, mitigate risk that any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

We believe that our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk-management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs. Based on the foregoing, the Compensation Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Company reviews any transaction exceeding $120,000 between the Company or a subsidiary of the Company and any of our directors, executive officers or any of their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting securities. The Company’s Code of Business Conduct and Ethics requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the Audit Committee or the independent directors of the Board, or both, who then consider the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, including its executive officers, and directors. A copy of the Company’s Code of Business Conduct and Ethics may be obtained at the Investor Relations section of the Company’s website, powellind.com, or by written request addressed to the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its Code of Business Conduct and Ethics that apply to the Chief Executive Officer, Chief Financial Officer by posting such information on the Company’s website.

Hedging Policies

We have adopted policies that prohibit members of our Board and our officers and employees from purchasing instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of our equity securities.

Communications with the Board

The Board, comprised of a majority of independent directors, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board. This process is located on the

Governance page of the Company’s website, powellind.com. The relevant document is titled “Corporate Governance Guidelines” and can be found under XI. Procedures for Communication with Independent Directors.

In addition, stockholders, or other interested persons, wishing to communicate with the Board for anonymous complaints about accounting, internal accounting control and auditing issues may call the Company’s toll-free governance hotline at 1-877-217-4661. The Audit Committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Nomination Process

The Nominating and Governance Committee will consider written recommendations from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, TX 77075 and should be accompanied by the following information:

•

All information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	The name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder(s); and

•	Appropriate biographical information and a statement as to the qualifications of the nominee.

The written recommendation should be submitted in the time frame described under the caption “Stockholder Proposals” below.

Nominees for director are selected on the basis of a number of qualifications including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by preparing a slate of candidates who meet the criteria for selection as a nominee and have specific qualities or skills being sought based on input from members of the Board. When formulating its recommendations for potential Board nominees, the Nominating and Governance Committee seeks and considers advice and recommendations from management and other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants or other advisors as the Nominating and Governance Committee or the Board may deem appropriate.

The Nominating and Governance Committee evaluates the candidates by reviewing their biographical information and qualifications, with qualified nominees being interviewed by at least one member of the Nominating and Governance Committee. Members of the Board also have an opportunity to interview qualified nominees. The Nominating and Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a nominee be nominated to fill a directorship with an expiring term. Candidates recommended by the Nominating and Governance

Committee to fill a directorship with an expiring term are presented to the Board for selection as nominees to be presented for the approval of the stockholders. The Nominating and Governance Committee anticipates that a similar process will be used to evaluate nominees recommended by stockholders, but has not previously received a stockholder recommendation for a nominee for director. The Nominating and Governance Committee is responsible for appointing new members to the Board to fill the unexpired term of a directorship vacated during the term or new directorships created by any increase in the size of the Board.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, powellind.com, are determined by the Board with input from the Nominating and Governance Committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences and characteristics required of Board candidates, taking into account the Company’s needs and current makeup of the Board. This assessment should include appropriate knowledge, experience and skills in areas deemed critical to understanding the Company and its business, the candidate’s commitments to the boards of other companies, and personal characteristics, such as integrity and judgment. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. It is the Board’s opinion that the qualification guidelines included in the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant. The Board established the age of 75 as the age after which an independent director will not stand for reelection at the end of such director’s then current term and has established five as the maximum number of consecutive terms a director may serve. The Board has waived these restrictions for Mr. Powell.

Practices for Considering Diversity

The minimum criteria for selection of members to serve on our Board ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the electrical equipment and energy industries, engineering, manufacturing, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Director Qualifications

When identifying director nominees, the Nominating and Governance Committee will consider the following:

•	The person’s reputation, integrity and independence;

•

The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the electrical distribution and energy industries generally at the time of determination;

•	The number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	The person’s knowledge of areas and businesses in which the Company operates.

The Nominating and Governance Committee and the Board believe the above mentioned attributes, along with the leadership skills and other experience of its Board members and nominees described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Brett A. Cope

•	Business management experience in the electrical equipment industry;

•	Extensive sales and marketing experience in industrial markets including the oil and gas market;

•	Serves as the Company’s President, Chief Executive Officer and Chairman of the Board.

Christopher E. Cragg

•	Business leadership experience as an executive officer of a public company serving the oil and gas industry;

•	Prior experience as a CPA with a major accounting firm and is an audit committee financial expert pursuant to SEC rules;

•	Significant oil and gas industry experience with relationships with suppliers and customers.

Perry L. Elders

•	Business leadership experience as an executive officer of several public multinational energy service and construction companies;

•	Prior experience as a CPA with international accounting firms and is an audit committee financial expert pursuant to SEC rules;

•	Significant oil and gas industry experience with relationships with suppliers and customers.

Katheryn B. Curtis

•	Business leadership experience as an executive leader of a major investor-owned utility;

•	Extensive experience in the operation of power generation stations across the United States;

•	Experience in human resources, information technology and new asset acquisition and integration.

James W. McGill

•	Business leadership experience as an executive officer of a public company;

•	Extensive experience in a wide range of electrical and industrial markets, both domestic and international;

•	Significant experience in operations, human resources, quality and supply chain management.

Thomas W. Powell

•	Business leadership experience as the prior Chief Executive Officer of the Company and prior Chairman of the Board;

•	Over 50 years of experience in the industry with extensive relationships with suppliers and customers;

•	Significant experience in operational management, product development and sales.

John D. White

•	Business leadership experience as Chairman and Chief Executive Officer of alternate energy companies;

•	Industry knowledge and experience in oil and gas and pipeline companies;

•	Extensive legal experience.

Richard E. Williams

•	Business leadership experience as President of leading alternate energy company;

•	Technical experience as a professional engineer;

•	Extensive knowledge and experience in the oil and gas and pipeline industry.

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Nominating and Governance Committee, upon its own recommendation and approval of the independent members of the Board, recommended that the Board nominate Christopher E. Cragg, Katheryn B. Curtis and Perry L. Elders for election as directors, subject to stockholder approval, for a three-year term ending at the annual stockholder meeting in 2023 or until their successors are duly elected and qualified, and has otherwise satisfied its responsibilities under its charter.

The Nominating and Governance Committee of the Board,

John D. White, Chairman

James W. McGill

Richard E. Williams

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 2, 2020 (unless otherwise indicated below), the beneficial ownership of our Common Stock by each stockholder known to us to be the beneficial owner of more than five percent (5%) of the Company’s outstanding Common Stock, each director and nominee for director, each of the named executive officers and all executive officers and directors as a group. Unless otherwise indicated, the address for all current executive officers and directors is c/o Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas W. Powell	2,521,471	(2)	21.7%

BlackRock, Inc.	1,365,021	(3)	11.8%
55 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	958,421	(4)	8.3%
6300 Bee Cave Road Austin, TX 78746

Vanguard Group, Inc.	613,052	(5)	5.3%
PO Box 2600 V26 Valley Forge, PA 19482

Renaissance Technologies	605,834	(6)	5.2%
800 Third Avenue New York, NY 10022

Brett A. Cope	50,971	(7)	*

Christopher E. Cragg	12,000	(8)	*

Katheryn B. Curtis	—		*

Perry L. Elders	4,000	(8)	*

Bonnie V. Hancock	16,500	(8)	*

Milburn E. Honeycutt	26,648	(9)	*

Don R. Madison	88,263	(10)	*

James W. McGill	6,000	(8)	*

Michael W. Metcalf	6,233	(11)	*

John D. White	14,500	(8)	*

Richard E. Williams	9,000	(8)	*

All Executive Officers and Directors as a group (12 persons)	2,755,586	(12)	23.8%

*	Less than one percent (1%).

(1)	The persons listed have sole voting power and sole investment power with respect to the shares beneficially owned by them, except as otherwise indicated.

(2)

Mr. Powell has sole voting power and sole investment power with respect to 2,521,471 of such shares, of which 721,843 are held directly and 1,798,628 are held by TWP Holdings, Ltd., a partnership controlled by Mr. Powell. Also includes 1,000 shares of restricted stock issued in accordance with the Company’s 2014 Non-Employee Director Equity Incentive Plan.

(3)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2019, based on a Schedule 13F-HR dated November 8, 2019, filed by BlackRock, Inc. According to the Schedule 13F-HR, BlackRock, Inc. exercises sole investment power with respect to all 1,365,021 shares, sole voting power with respect to 1,343,990 shares and no voting power with respect to 21,031 shares.

(4)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2019, based on a Schedule 13F-HR dated November 12, 2019, filed by Dimensional Fund Advisors LP. According to the Schedule 13F-HR, Dimensional Fund Advisors LP exercises shared investment power with respect to all 958,421 shares, sole voting power with respect to 908,598 shares and no voting power with respect to 49,823 shares.

(5)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2019, based on a Schedule 13F-HR dated November 14, 2019, filed by Vanguard Group, Inc. According to the Schedule 13F-HR, Vanguard Group, Inc. exercises sole investment power with respect to 605,226 shares, shared investment power with respect to 7,826 shares, sole voting power with respect to 8,653 shares, shared voting power with respect to 400 shares and no voting power with respect to 603,999 shares.

(6)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2019, based on a Schedule 13F-HR dated November 13, 2019, filed by Renaissance Technologies LLC. According to the Schedule 13F-HR, Renaissance Technologies LLC exercises sole investment power with respect to 605,834 shares, sole voting power with respect to 554,342 shares and no voting power with respect to 51,492 shares.

(7)	Includes 18,801 shares of restricted stock units issued in accordance with the Company’s 2014 Equity Incentive Plan.

(8)	Includes 1,000 shares of restricted stock issued in accordance with the Company’s 2014 Non-Employee Director Equity Incentive Plan.

(9)

Includes 4,366 shares of restricted stock units issued in accordance with the Company’s 2014 Equity Incentive Plan and 399 shares held in trust for the account of Mr. Honeycutt under the Employees Incentive Savings Plan of the Company.

(10)	Mr. Madison retired from the Company effective January 4, 2019.

(11)	Includes 5,433 shares of restricted stock units issued in accordance with the Company’s 2014 Equity Incentive Plan.

(12)

Includes 7,000 shares of restricted stock issued in accordance with the Company’s 2014 Non-Employee Director Equity Incentive Plan and 28,600 shares of restricted stock units issued in accordance with the Company’s 2014 Equity Incentive Plan.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company who are not also a director or a nominee for director. The officers of the Company serve at the discretion of the Board of the Company.

Name	Age	Since	Position

Michael W. Metcalf(1)	52	2018	Executive Vice President and Chief Financial Officer

Milburn E. Honeycutt(2)	56	2005	Vice President, Controller and Chief Accounting Officer

(1)

Mr. Metcalf was elected Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company effective December 13, 2018. Mr. Metcalf previously served as Executive Vice President of the Company since November 5, 2018. From April 2011 to October 2015, he served as Chief Financial Officer of Global Supply Chain and Operations at GE Oil & Gas. Mr. Metcalf then served as Chief Financial Officer of Production Solutions at GE Oil & Gas from November 2015 to August 2017. From August 2017 to August 2018, he was Chief Financial Officer of Artificial Lift Systems at Baker Hughes, a GE company. From August 2018 to October 2018, Mr. Metcalf served as Chief Financial Officer of Aeroderivative Products at GE Power.

(2)

Mr. Honeycutt was elected Vice President, Controller and Chief Accounting Officer of the Company by the Board at its September 14, 2011, meeting which election became effective on that date. Mr. Honeycutt previously served as Vice President and Controller of the Company since April 15, 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the design and purpose of our compensation programs applicable to our officers listed in the Summary Compensation Table. We refer to these officers as our Named Executive Officers (“NEOs”). For the fiscal year ending September 30, 2019 (“Fiscal 2019”), they include Mr. Brett A Cope, President, Chief Executive Officer and Chairman of the Board; Mr. Michael W. Metcalf, Executive Vice President and Chief Financial Officer; Mr. Don R. Madison, former Executive Vice President and former Chief Financial and Administrative Officer, Secretary and Treasurer; and Mr. Milburn E. Honeycutt, Vice President, Controller and Chief Accounting Officer. Mr. Madison served as Executive Vice President, Chief Financial and Administrative Officer from February 23, 2007 to December 13, 2018. Mr. Madison retired from the Company effective January 4, 2019. The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy.

Overview

Our executive compensation program covering our NEOs is designed to attract and retain critical executive talent, to motivate behaviors that align with stockholders’ interests and to pay for performance. The majority of our NEOs’ pay is variable and contingent on performance.

For Fiscal 2019, the Company has structured its compensation programs so that the annual cash incentive program is 100% performance-based and 50% of annual grants of equity vest based on targets established by the Compensation Committee. The Company has adopted a peer group comprising companies that operate primarily in Powell’s industry and are of reasonably comparable size. To ensure pay is competitive with market practices, we conduct periodic studies that, in conjunction with individual performance assessments, are used to assist in determining the total target direct compensation of our NEOs.

It is the judgement of the Compensation Committee that the judicious use of relevant market surveys and the structuring of performance-based compensation communicate the Company’s commitment to reasonable compensation opportunities for the Company’s executive officers that are consistent with returns realized by stockholders. Further, to emphasize the alignment of our NEOs’ interests with the interests of our stockholders, the Company has adopted the following policies and programs:

•

Stock ownership policy for executives ranging from 1 to 5 times base salary. While all executives are in compliance with the Company’s policy, Brett Cope has not yet reached the ownership target due to his time in position;

•

A recoupment policy, to recoup compensation paid to an executive in the event the Company’s financial statements are restated and such restatement resulted from material non-compliance with financial reporting requirements;

•	A policy to prohibit an executive from engaging in a transaction to purchase a hedging instrument that protects the executive from downward changes in the Company’s stock price;

•	A policy that generally prohibits an executive from pledging stock of the Company that is otherwise held by him or her;

•	A policy to prohibit an executive from holding Company stock in a margin account;

•	A policy to prohibit the use of excise tax gross-ups in executive employment agreements, commencing with executive employment agreements entered into on or after October 1, 2013; and

•	Adoption of a limit on the number of shares that may be earned by each executive under long-term incentive awards, which replaces a prior compensation practice of no share limitation.

Finally, the Compensation Committee took the following considerations into account in developing the incentive plans:

•	Incentive plan metrics are aligned with our business strategy;

•	Performance objectives are balanced with the quality and sustainability of business results;

•	The full range of potential payouts under each plan is understood;

•	Short-term incentive payouts are capped;

•	Long-term incentive payouts are capped;

•	Leverage and ratio of incentive compensation to salary and total compensation are understood;

•	Performance, structure and target incentive plan opportunities are comparable to those of the industry or peers;

•	The Compensation Committee may exercise discretion where appropriate;

•	The Company’s focus on long-term performance aligns executives with stockholder interests, and incentives are determined over a time horizon that is consistent with the Company’s business cycle; and

•	The Compensation Committee reviews and discusses material risks when considering incentive programs.

Our Fiscal 2019 Performance

Although target incentive opportunities are set by reference to market data, the incentive plan terms provide for actual payouts to be based upon actual performance results. For Fiscal 2019, short-term incentives were paid at above target levels for the NEOs as performance results exceeded the Company’s established goal. For Fiscal 2019, long-term equity incentives were awarded below target because the Company’s performance results over the three year period ending September 30, 2019 fell short of the Company’s target performance established by the Board of Directors.

Executive Total Compensation Philosophy and Objectives

The Compensation Committee works to ensure that the total compensation paid to the Company’s executive team is fair, reasonable and competitive.

The Compensation Committee’s philosophy regarding the executive compensation program for our NEOs has been to provide compensation structured to maximize shareholder value by aligning the short-term and long-term interests of our executive officers with those of our investors. Our programs are intended to:

•	Attract, motivate, reward and retain key executive talent required to achieve corporate strategic objectives;

•	Reinforce the relationship between strong individual performance of executives and business results; and

•	Encourage our executives to focus on both the short-term and long-term performance of the Company.

The compensation offered by the Company to its officers is intended to be competitive within the markets in which we compete for executive talent. The Compensation Committee considers market reference points developed from peer company data and surveys and uses this information to assure that compensation programs are sufficient to attract and retain executive talent.

Compensation programs are designed so that a significant portion of executive pay opportunities are “at risk,” meaning that the ultimate compensation realized by our NEOs is tied to the Company’s financial and equity performance. In structuring incentive pay, the Compensation Committee is mindful that incentive programs should be reflective of the market conditions in which the Company operates while not encouraging excessive risk taking. Accordingly, the Compensation Committee structures programs that are designed to balance short-term results and long-term, multi-year outcomes.

The response from the Company’s stockholders at the annual meetings held in 2019 in regard to the advisory vote relating to compensation paid to executives was positive. Nevertheless, the Compensation Committee will, as a matter of practice, continually review the effectiveness and appropriateness of compensation practices and make adjustments based on internal considerations and external input as required and has responded as described in the “Overview” above.

Committee Overview

The Compensation Committee is comprised of Ms. Hancock and Messrs. Cragg and McGill. Mr. Cragg serves as the Compensation Committee’s Chairman. Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NASDAQ; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee operates under a written charter adopted by the Board.

The Compensation Committee reviews and approves all compensation elements for the NEOs, including the Chief Executive Officer (“CEO”). In fulfilling its duties, the Compensation Committee considers information and recommendations from the CEO and may, under its charter, engage the services of an independent compensation consultant.

The Compensation Committee has, from time to time, engaged the services of independent consultants. Prior to entering into such engagements, the Compensation Committee determined that the consultant(s) met the independence criteria under guidelines adopted by the NASDAQ in regards to compensation committee advisor independence and (ii) the consultant’s work did not raise any conflicts of interest. Under the scope of past engagements, these consultant(s) have advised the Compensation Committee on market compensation levels and incentive plan matters. No such services were provided in fiscal 2019.

The Compensation Committee works with the Company’s CEO to establish an agenda for each meeting of the Compensation Committee and to prepare meeting materials. The Compensation Committee on occasion meets with the Company’s CEO and other executives to obtain recommendations with respect to the Company’s compensation programs and practices. Although management makes recommendations to the Compensation

Committee regarding compensation of NEOs, the Compensation Committee is not bound by and does not always accept management’s recommendations. While our CEO attends Compensation Committee meetings, he is not present during voting or deliberations with respect to his compensation. The Compensation Committee also regularly holds executive sessions not attended by members of management or non-independent directors.

Executive Compensation Elements

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary;

•	Short-Term Cash Incentive Plan;

•	Long-Term Compensation Plan, or LTCP; and

•	Benefits and Certain Perquisites.

Base Salary.    The Company pays base salaries to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the Compensation Committee. In determining individual salaries, the Compensation Committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to the results of peer analyses and surveys of related-industry companies, as well as the specific actions and strategic activities of such executive officer for the prior year. In particular, the Compensation Committee reviews the CEO’s job performance for the prior year, from both a quantitative aspect and a qualitative aspect as noted below under “Compensation Opportunities for Fiscal 2019.”

Short-Term Cash Incentive Compensation.    The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating and financial objectives that are determined on an annual basis. The methodology for determining annual cash incentive pay is identical for each of our NEOs.

Long-Term Compensation.    It is the Company’s opinion that the interests of stockholders are best served when a portion of employee compensation is tied to the long-term performance of the Company and the value realized by its investors. Pursuant to the Company’s 2014 Equity Incentive Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. Recently, the Company has used time and performance-vesting restricted stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value.

The Compensation Committee’s goal is to make all annual compensation decisions, including approval of equity awards to NEOs, at its regularly scheduled September meeting. These awards become effective upon the Board of Director’s approval of the Company’s annual operating plan.

Benefits and Certain Perquisites.    The Company provides its NEOs with a very limited number of perquisites that the Compensation Committee believes are reasonable and consistent with its overall goal of offering competitive compensation programs. The Compensation Committee periodically reviews the levels of perquisites provided to the NEOs to assure they remain reasonable and appropriate.

401(k) Plan.    Powell Industries, Inc. 401(k) Plan is a tax-qualified retirement savings plan in which most U.S. employees, including the NEOs, are eligible to participate. Key elements of the plan include: participants may elect to make contributions on a pre-tax basis, contributions are limited by the Code, the Company matches 50% of the first 6% of pay that is contributed to the savings plan, and all employee contributions vest immediately. NEOs participate in the 401(k) Plan on the same basis as other employees of the Company.

Deferred Compensation Plan.    The NEOs are eligible to participate in the Powell Industries, Inc. Deferred Compensation Plan, which is a non-qualified, unfunded retirement savings plan intended to comply with Code Section 409A in terms of its design and administration. This Plan provides the opportunity to increase deferrals of base salary and to elect deferrals of annual cash incentive compensation awards. Key elements of the plan include: participants can contribute up to 50% of their base salary and 100% of their short-term cash incentive compensation awards in excess of the amounts eligible to be contributed to the Company’s 401(k) Plan. Base salary and short-term cash incentive compensation deferrals are eligible for an employer matching contribution. Employee contributions and earnings credits on account balances vest immediately.

Factors Considered When Determining Total Compensation

Peer Group Information.    The Compensation Committee sets base salaries and short-term and long-term incentive target levels based in part on market reference points that reflect its consultant’s analysis of the compensation practices of a peer group of companies in similar industries, of reasonably similar size and with comparable business cycles. Additional market information may be considered using survey data obtained from Equilar, Inc. While the Company does not use the median of market practice as a reference point, it does consider the market median as an informal benchmark for measuring the overall competitiveness of executives’ total compensation opportunity given each individual’s performance, qualifications and experience and the performance of the Company.

In May 2018, the Compensation Committee made a thorough review of the companies that had comprised the peer group in prior years and determined that no changes in its composition were necessary. It is the Compensation Committee’s intent to routinely review the make-up of the peer group and, in consultation with its independent consultant, to make adjustments to the composition of the group as deemed appropriate. The companies approved as the Fiscal 2019 peer group are listed below.

Compensation Peer Group for Fiscal 2019

Altra Industrial Motion Corporation	Ameresco, Inc.	A. O. Smith Corporation

AZZ Inc.	Belden, Inc.	Daktronics, Inc.

Electro Scientific Industries, Inc.	EnerSys	Franklin Electric Company, Inc.

Littelfuse, Inc.	LSI Industries, Inc.	Preformed Line Products Company

McDermott International, Inc.	Thermon Group Holdings, Inc.	Woodward, Inc.

External Market Conditions and Individual Factors.    In addition to using peer and survey data, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each NEO. Some of these factors include the executive’s performance, level of experience, tenure and responsibilities and position, in addition to competitive pressures for that position within the industry, economic developments, the condition of labor markets and the financial and market performance of the Company. The Compensation Committee uses tally sheets that outline the executive’s historical and proposed compensation. The Compensation Committee also considers internal equity when evaluating the compensation of our NEOs relative to one another.

The Company has adopted the following policies to assure that executives’ interests are aligned with those of stockholders, that there is a mechanism to recover compensation when this payment was not consistent with Company policy and to mitigate against risks inherent in compensation programs:

Executive Incentive Award Recoupment Policy

The Company has adopted a policy that (i) in the event of a restatement of the Company’s financial results (a “Restatement”) due to material noncompliance with any financial reporting requirement or misconduct by an executive or (ii) in the event no Restatement is required but the Board determines an executive engaged in misconduct that contributed to inaccurate operation metrics; with (i) or (ii) resulting in any performance-based compensation paid during the 12 months preceding such Restatement that would have been lower had it been calculated based on such restated results, the Compensation Committee may, to the extent practicable and permitted by applicable law, seek to recover from such executive all of the incentive compensation paid to such executive or credited to such executive’s deferred compensation account for the relevant period.

Executive Stock Ownership Policy

The Company has adopted an executive stock ownership policy to (i) emphasize the link between the Company’s executives and the long-term interests of the Company’s stockholders and (ii) enhance the image of the Company by openly communicating to investors, lenders, market analysts and the public that the interests of the Company’s executives are directly tied to the long-term success of the Company through personal capital investment in stock of the Company. Pursuant the Company’s stock ownership policy, certain executives are expected to accumulate and retain shares of the Company’s stock in order to achieve target ownership levels that are one to five times the executive’s base salary, depending on the executive’s position and title with the Company.

For Fiscal 2019 the ownership targets were:

President and Chief Executive Officer	5 times base salary
Executive Vice President and Chief Financial Officer	3 times base salary
Vice President and Chief Accounting Officer	1 times base salary

Executive Hedging and Pledging Policy

The Company has adopted a policy that prohibits certain executives from (i) engaging in any transaction to purchase hedging instruments that protect against downward changes in the Company’s stock price or (ii) holding securities of the Company in a margin account or pledging securities of the Company as collateral for any other loan. Shares subject to the Executive Hedging and Pledging Policy are limited to shares of the Company’s Common Stock that are subject to the Executive Stock Ownership Policy. In limited circumstances and on a case-by-case basis, an exception to the prohibition described in “(ii)” above may be granted by the Chief Executive Officer (or the Compensation Committee if the executive in question is the Chief Executive Officer.)

How the Company Determines Changes in Compensation for Named Executive Officers

Chief Executive Officer.    The Compensation Committee evaluates the CEO’s performance based on:

•	The Company’s financial performance;

•	The accomplishment of long-term strategic objectives;

•	The development of the Company’s top management team;

•	Specific objectives assigned to the CEO; and

•	Leadership accomplishments.

The Compensation Committee considers the performance of the CEO compared to objectives and the general economic environment when determining his compensation. The Compensation Committee is responsible for ensuring that the views of the Board with respect to the performance of the CEO are reviewed and discussed with him on a periodic basis. The Compensation Committee makes final decisions regarding the CEO’s compensation.

Other Named Executive Officers.    Each year the CEO submits to the Compensation Committee a performance assessment and compensation recommendation for each of the other NEO’s. The CEO also participates in the discussions with the Compensation Committee prior to their approval of compensation for such officers. The performance evaluation is based on factors such as:

•	Achievement of individual and the Company’s objectives;

•	Contribution to the Company’s performance; and

•	Leadership accomplishments.

While the Compensation Committee gives weight to the views of the CEO on executive compensation matters, the Compensation Committee may take other considerations into account. Ultimately, final compensation determinations are made at the Compensation Committee’s discretion.

Compensation Opportunities for Fiscal 2019

The base salary, short-term incentive opportunity and long-term incentive opportunity established for each of our NEOs are intended to provide total target compensation appropriately positioned competitively for individuals in comparable positions and in markets in which we compete for executive talent. Consistent with our objectives, 71% of our CEO’s total target pay opportunity is offered in the form of short-term and long-term incentives. The following table shows Fiscal 2019 target direct compensation opportunities for our NEOs:

Target Pay Opportunity for Fiscal 2019

Named Executive Officer	Base Salary	Short-Term Incentive Target (Percent of Base Salary)	Long-Term Incentive Target (Percent of Base Salary)	Total Target Pay Opportunity
Brett A. Cope	$495,000	125%	125%	$1,732,500

Michael W. Metcalf	$325,000	75%	75%	$812,500

Don R. Madison	$370,000	75%	75%	$925,000

Milburn E. Honeycutt	$255,000	50%	60%	$535,500

Salary and Total Pay Opportunity.    In September 2018, the Compensation Committee considered whether adjustments to NEO salaries and incentive opportunities were appropriate for Fiscal 2019. After review, the Compensation Committee adjusted the long-term and short-term incentive targets for Brett A Cope, President and CEO from 100% of base salary to 125% of base salary. The Compensation Committee also approved a long-term incentive target increase for Milburn E. Honeycutt, Vice President and Chief Accounting Officer from 50% of base salary to 60% of base salary. All other NEO salaries and incentive opportunities were left unchanged for Fiscal 2019.

Short-Term Incentives.    In September 2018, the Compensation Committee approved the use of EBITDA and working capital as the determinant of short-term cash incentive compensation for Fiscal 2019. The table below sets forth the short-term cash incentive compensation opportunity for each NEO.

Short-term Cash Incentive Compensation Opportunity

Named Executive Officer	Threshold(1) (Percent of Base Salary)	Target (Percent of Base Salary)	Maximum, or Overachievement(2) (Percent of Base Salary)
Brett A. Cope	62.5%	125%	250%

Michael W. Metcalf	37.5%	75%	150%

Don R. Madison(3)	—%	—%	—%

Milburn E. Honeycutt	25%	50%	100%

Notes: (1)	Threshold is 50% attainment of the targeted objectives for the fiscal year.

(2)	The maximum, or overachievement, percentage is 200% attainment of the targeted objectives for the fiscal year.

(3)	Mr. Madison retired from the company effective January 4, 2019.

Fiscal 2019 Financial Objectives:

For Fiscal 2019, management prepared a report on the achievement of short-term cash incentive goals which were reviewed and approved by the Compensation Committee. The amounts set forth below show the target values for achieving the threshold, target and maximum levels established for each financial objective. The table below discloses the Fiscal 2019 program threshold, target and maximum targets that were approved in advance of the fiscal year as well as the actual outcomes that led to payouts that were above target.

	Threshold	Target	Maximum	Actual	Actual Performance Multiplier
EBITDA ($MM)(1)	$7.6	$15.2	$30.4	$23.1	113.7%
Working Capital (% of Revenue)(2)	19.97%	13.31%	6.66%	13.98%	23.8%

Notes: (1)	EBITDA is calculated from the Company’s audited financial statements as Income (loss) before income taxes less Interest income, Interest expense, Amortization of intangible assets and Depreciation.

(2)	Working Capital is defined as the average current assets (excluding cash) less current liabilities for previous thirteen months divided by annual Revenue.

The table below summarized the Short-term Incentive Compensation program for Fiscal 2019.

	EBITA 75%	Working Capital 25%	Performance Summary 100%	Short Term Incentive Award
Brett A. Cope	113.7%	23.7%	137.4%	$850,163

Michael W. Metcalf(1)	113.7%	23.7%	137.4%	$301,880

Don R. Madison(2)	—	—	—	$—

Milburn E. Honeycutt	113.7%	23.7%	137.4%	$175,185

Notes: (1)	Mr. Metcalf’s short term award is pro-rated to reflect a November 5, 2018 start date with the company.

(2)	Mr. Madison retired from the Company effective January 4, 2019.

Long-Term Incentives:    In September 2018, the Compensation Committee elected to use two long-term compensation vehicles for each of our NEOs for Fiscal 2019. All officers participate in long-term performance-vesting restricted stock unit awards and in time-vesting restricted stock unit awards; 50% of the target value of each executive’s long-term incentive opportunity is performance-vesting restricted stock unit awards, and 50% of the target value of each executive’s long-term incentive opportunity is time-vesting restricted stock units. The number of performance-based restricted stock units and time-vesting restricted stock awards was determined by dividing the target compensation amount by the value of one share of the Company’s Common Stock. The value used in the calculation was the average of the high/low stock price on September 30, 2018.

Time-vesting restricted stock unit awards vest on a pro-rata basis over a three-year period. Vesting of performance-based restricted stock unit awards awarded executive officers is dependent on (i) such officer’s continued service for three years following the award and (ii) the Company achieving a specified performance objective over such three-year period. The Compensation Committee chose a three-year vesting period because it believes such a requirement is consistent with the practices of other companies in the markets in which Powell competes. The Compensation Committee chose net income as a performance measure for the performance-vesting awards because it believes that consistent delivery of net income over time is, for the Company, the most reliable indicator of the outcomes that drive the value of our stock.

The actual number of performance shares earned will be determined according to the table below by multiplying the percentage earned by the number of performance-based restricted stock units initially awarded on October 1, 2018. The number of performance units earned when performance falls between threshold and target is determined by straight-line interpolation. The slope of the line established for performance between threshold and target is extended for results above target. The number of units that may be earned is capped, and amounts of net income in excess of 250% of target will not be considered in determining performance-based long-term incentive outcomes.

Time-based restricted stock and performance-based restricted units awarded to NEOs on October 1, 2018, were as follows:

Named Executive Officer	Performance-Vesting Restricted Shares	Time-Vesting Restricted Units
Brett A. Cope	8,200	8,200

Michael W. Metcalf	3,200	3,200

Don R. Madison	3,700	3,700

Milburn E. Honeycutt	2,100	2,100

Long-Term Performance Award Vesting Schedule

(Percent of Performance Units that Vest)

Performance-based long-term incentive Restricted Stock Units granted on October 1, 2018 for the three-year period ending September 30, 2021, contingent on the Company’s achievement of net income objectives, will vest as shown in the table below:

	Threshold	Target	Maximum
Net Income ($MM)	50%	100%	200%

Vesting of prior-year awards

Performance-based long-term incentive awards effective for the three-year period ending September 30, 2019, were contingent on the Company’s achievement of net income objectives. Target numbers of shares, performance targets, performance outcomes and shares earned (as verified by the Compensation Committee) under the award are shown in the table below:

Fiscal 2017-2019 Performance Award Metrics and Outcomes

	Threshold	Target	Maximum	Actual	Performance Multiplier
Net Income ($MM)	$(10.0)	$0.0	$20.0	$(6.7)	66.3%

Performance Shares Earned

Name	Target Shares	Performance Multiplier	Shares Earned
Brett A. Cope	5,000	66.3%	3,315

Michael W. Metcalf	—	—	—

Don R. Madison(1)	10,300	100.0%	10,300

Milburn E. Honeycutt	1,300	66.3%	862

Notes: (1)	Mr. Madison retired from the Company effective January 4, 2019. All of his outstanding shares vested in connection with such retirement.

Severance and Employment Agreements

Beginning in fiscal year ended September 30, 2012, the Company has entered into executive employment agreements with certain executives, including the NEOs. In order for the Company to recruit and retain the best possible executives, the Company seeks to negotiate employment agreements that provide for the mutual benefit of the Company, its stockholders and the executive.

Our executive employment agreements exclusively govern the executive’s rights upon termination of employment with the Company which include: A) Termination by the Company for Cause or Resignation by Executive without Good Reason (in each case, as defined in the employee’s employment agreement); B) Retirement, Disability or Death; C) Termination by the Company for Poor Performance; D) Termination by the Company without Cause and not for Poor Performance or Resignation by executive for Good Reason prior to a Change in Control; and E) Termination by the Company without Cause and not for Poor Performance or Resignation by executive for Good Reason during the Protected Period following a Change in Control.

Due to an existing contractual relationship with Mr. Honeycutt that was individually negotiated, the Company is obligated to provide for a gross-up of excise taxes that may apply to certain contractual payments made on account of a change in control. However, on December 2, 2013, the Compensation Committee adopted a policy that the Company will no longer enter into agreements that provide tax gross-ups to executives.

Tax and Accounting Implications of Executive Compensation

The Compensation Committee considers tax and accounting implications in the design of the Company’s compensation programs. While the Compensation Committee intends most compensation paid by the Company to be deductible under Section 162(m) of the Code, it may exercise discretion to pay compensation that does not meet the requirements of Section 162(m) if it judges that doing so would better serve shareholder interests. The Company’s long-term and short-term plans are designed to comply with the requirements of Section 162(m) and other provisions of the Code and to meet the conditions necessary for tax deductibility.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of September 30, 2019 about our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)(3)
Equity compensation plans approved by stockholders (1)	131,850	n/a	479,551
Equity compensation plans not approved by stockholders	—	n/a	—

Total	131,850	n/a	479,551

(1)	Consists of shares of common stock issued or remaining available for issuance under our 2014 Equity Incentive Plan and 2014 Non-Employee Director Equity Incentive Plan.

(2)	For performance-based awards, represents the number of shares issuable at target levels of performance.

(3)

Consists of 554,801 shares remaining available for issuance under our 2014 Equity Incentive Plan and 56,600 shares remaining available for issuance under our 2014 Non-Employee Director Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussion referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

The Compensation Committee of the Board,

Christopher E. Cragg, Chairman

Bonnie V. Hancock

James W. McGill

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2019, 2018 AND 2017

The following table provides certain summary information concerning cash and certain compensation paid to the NEOs of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Brett A. Cope,	2019	$495,000	—	$618,750	—	$850,163	$18,099	47,701	$2,029,713
President and Chief	2018	$495,000	—	$495,000	—	$833,456	$—	39,197	$1,862,653
Executive Officer(6)	2017	$495,000	—	$495,000	—	$120,656	—	40,865	$1,151,522

Michael W. Metcalf	2019	$295,625	$163,557	$243,750	—	$301,880	—	40,905	$1,045,717
Executive Vice	2018	—	—		—	—	—	—	—
President and Chief Financial Officer	2017	—				—	—	—	—

Don R. Madison,	2019	$98,194	—		—	—	$148,373	32,931	$279,498
Executive Vice President,	2018	$370,000	—	$277,500	—	$467,241	$145,654	39,795	$1,300,189
Chief Financial and Administrative Officer, Secretary and Treasurer(5)	2017	$370,000	—	$277,500	—	$67,641	$268,489	45,027	$1,028,657

Milburn E. Honeycutt,	2019	$255,000	—	$153,000	—	$175,185	$9,313	43,161	$635,659
Vice President,	2018	$255,000	—	$127,500	—	$214,678	—	36,882	$634,329
Controller and Chief Accounting Officer	2017	$255,000	—	$127,500	—	$31,078	—	38,821	$452,399

(1)	The amounts in this column reflect:

•

The Compensation Committee granted Mr. Metcalf a cash award equivalent to the shares that he would have earned had he been a participant in the Long Term Performance award vesting, pro-rated for the period that he has served as an executive officer. Mr. Metcalf served as Executive Vice President of the Company beginning November 5, 2018.

•	Mr. Metcalf received a signing bonus of $100,000 after six months of employment with the Company.

(2)

The amounts set forth under the columns labeled “Bonus” and “Non-Equity Incentive Plan Compensation” relate to compensation described as “Short-term Cash Incentive Compensation” under the Compensation Discussion & Analysis. The amounts set forth under the columns “Stock Awards” and “Option Awards” relate to compensation described as “Long-term Compensation” under the Compensation Discussion & Analysis.

(3)

The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the year, computed in accordance with ASC Topic 718, pursuant to our equity compensation plan, and based upon the probable outcome of any performance condition. See Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for assumptions made by us in such valuation.

(4)	The amounts in this column reflect the market returns credited to each NEO’s account in the Nonqualified Deferred Compensation Plan.

(5)

The amounts in this column reflect: A) matching contributions by the Company pursuant to the Powell Industries, Inc. 401(k) Plan for Messrs. Cope, Metcalf, and Honeycutt, which for Fiscal 2019 was $8,400 each, while Mr. Madison received $2,946; B) matching Company contributions made under the Nonqualified Deferred Compensation Plan for Messrs. Cope and Honeycutt, which for Fiscal 2019 was $7,619 and $5,394 respectively; C) an automobile allowance for Messrs. Cope, Metcalf and Honeycutt, which for Fiscal 2019 was $24,000 each, while Mr. Madison received $7,000; D) an executive physical allowance for Messrs. Cope, Metcalf, Madison and Honeycutt, which for Fiscal 2019 was $1,985 each; E) supplemental executive life and disability insurance for Messrs. Cope, Metcalf, and Honeycutt, which for Fiscal 2019 was $5,697, $6,520, and $3,382 respectively; and F) a six month consulting agreement post Mr. Madison’s January 4, 2019 retirement in the amount of $21,000.

(6)	Mr. Cope was elected President and Chief Executive Officer of the Company effective October 1, 2016.

(7)	Mr. Metcalf was elected Executive Vice President and Chief Financial Officer effective December 13, 2018.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019

The following table shows plan-based awards granted to the NEOs during Fiscal 2019. The plan-based awards identified in the table below that are also equity-based are reported in the Outstanding Equity Awards at Fiscal Year-End table as well.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brett A. Cope	309,375	618,750	1,237,500	4,100	8,200	16,400	8,200			625,660

Michael W. Metcalf	121,875	243,750	487,500	1,600	3,200	6,400	3,200			244,160

Don R. Madison (2)	—	—	—	—	—	—	—			—

Milburn E. Honeycutt	63,750	127,500	255,000	1,050	2,100	4,200	2,100			160,230

(1)

The amounts in this column reflect the grant date fair value of the award, computed in accordance with ASC Topic 718, pursuant to our equity compensation plan, and based upon the probable outcome of any performance condition. The grant date was October 1, 2018 and were authorized by the Compensation Committee on September 17, 2018.

(2)	Mr. Madison retired from the company effective January 4, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock options and restricted stock unit awards of the NEOs at September 30, 2019. This table includes unexercised and unvested options awards. Each outstanding award is shown separately for each NEO.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
Name	Exercisable	Unexercisable
Brett A. Cope(5)	—	—					6,700	(1)	$262,305
							3,333	(2)	$130,500
							8,200	(3)	$321,030
							5,467	(4)	$214,020
Michael W. Metcalf(6)							—		$—
							—		$—
							3,200	(3)	$125,280
							2,133	(4)	$83,520
Don R. Madison(7)	—	—					—		$—
							—		$—
							—		$—
							—		$—
Milburn E. Honeycutt	—	—					1,800	(1)	$70,470
							867	(2)	$33,930
							2,100	(3)	$82,215
							1,400	(4)	$54,810

(1)

Represents the number of shares of Common Stock that will be granted at target performance, based on a performance-vesting restricted stock unit (RSU) agreement dated October 1, 2017. Based on continued employment with the Company, the RSU agreement will vest on September 30, 2020.

(2)

Represents the number of shares of Common Stock that will be granted, based on a time-vesting restricted stock unit (RSU) agreement dated October 1, 2017. Based on continued employment with the Company, 100% of the remaining units available will vest on September 30, 2020.

(3)

Represents the number of shares of Common Stock that will be granted at target performance, based on a performance-vesting restricted stock unit (RSU) agreement dated October 1, 2018. Based on continued employment with the Company, the RSU agreement will vest on September 30, 2021.

(4)

Represents the number of shares of Common Stock that will be granted, based on a time-vesting restricted stock unit (RSU) agreement dated October 1, 2018. Based on continued employment with the Company, 50% of the remaining units available will vest on September 30, 2020 and the balance on September 30, 2021.

(5)	Mr. Cope was elected President and Chief Executive Officer of the Company effective October 1, 2016.
(6)	Mr. Metcalf was elected Executive Vice President and Chief Financial Officer effective December 13, 2018.
(7)	Mr. Madison served as Executive Vice President, Chief Financial and Administrative Officer from February 23, 2007 to December 13, 2018. Mr. Madison retired from the Company effective January 4, 2019.
(8)	Based on the closing sales price per share of the Company’s Common Stock on September 30, 2019, of $39.15.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2019

The following table sets forth information with respect to the NEOs concerning the exercise of stock options and the receipt of stock awards during Fiscal 2019.

	Option Awards		Stock Awards(1)(2)(6)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brett A. Cope(3)	—	—	16,881	$660,891

Michael W. Metcalf(4)			1,067	$41,773

Don R. Madison(5)	—	—	24,133	$944,819

Milburn E. Honeycutt	—	—	5,595	$219,040

(1)	The numbers and values represented in this table for stock awards reflect pre-tax amounts.

(2)	The number of shares reflected herein represents the number of shares earned as a result of the vesting of restricted stock units during the fiscal year.

(3)	Mr. Cope was elected President and Chief Executive Officer of the Company effective October 1, 2016.

(4)	Mr. Metcalf was elected Executive Vice President and Chief Financial Officer effective December 13, 2018.

(5)

Mr. Madison served as Executive Vice President, Chief Financial and Administrative Officer from February 23, 2007 to December 13, 2018. Mr. Madison retired from the Company effective January 4, 2019. All of his outstanding shares vested in connection with such retirement.

(6)	Based on the closing sales price of the Company’s Common Stock on September 30, 2019, of $39.15.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL 2019

The following table sets forth information with respect to the NEOs’ nonqualified deferred compensation during Fiscal 2019.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Brett A. Cope	$122,946	$7,619	$18,099	—	$179,933

Michael W. Metcalf	—	—	—	—	—

Don R. Madison	$116,810	—	$148,374	$121,973	$2,805,426

Milburn E. Honeycutt	$50,586	$5,393	$9,313	—	$81,163

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE-IN-CONTROL AT FISCAL YEAR-END

Employment agreements provide for certain benefits in connection with various forms of termination of employment as follows.

A)

In the event of Termination by the Company for Cause or Resignation by Executive without Good Reason the executive would be eligible to receive the executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company.

B)	Upon termination of executive’s employment hereunder for either Retirement, Disability or Death, then executive or executive’s estate (as the case may be) shall be entitled to receive the following:

a.	Executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company; and

b.

A prorated portion of the Targeted Short-term Incentive Compensation for the current fiscal year, prorated based on the percentage of the current fiscal year that shall have elapsed through the date of termination; and

c.

With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

d.

In the event of termination for Disability or Death, an amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for executive terminates.

C)	If executive’s employment is terminated By the Company for Poor Performance then executive shall be entitled to receive from the Company the following:

a.	Executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company; and

b.	Continued payment of executive’s base salary for twelve (12) months following the date of such termination; and

c.

With respect to any outstanding unvested equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall be forfeited; and

d.

An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months from the date of termination or (ii) the date on which executive qualifies for health insurance as a result of employment by or association with a subsequent employer.

D)

If executive’s employment is terminated By the Company without Cause or Resignation by Executive for Good Reason Prior to a Change in Control the Executive shall be entitled to receive from the Company the following:

a.	Executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company; and

b.	Continued payment of executive’s base salary for twelve (12) or twenty-four (24) months (as provided in such executive’s employment agreement) following the date of such termination; and

c.	An amount equal to one (1) times the Target Short-term Incentive Compensation of executive for the fiscal year in which executive’s employment terminates; and

d.

With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

e.

An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination or (ii) the date on which executive qualifies for health insurance as a result of employment by or association with a subsequent employer; and

f.	Outplacement services (not to exceed $25,000) for twelve (12) months or until the executive obtains substantially comparable employment (as determined by the Company), whichever is shorter.

E)

If executive’s employment is terminated By the Company without Cause (and other than by reason of Poor Performance or Executive’s Death or Disability) or if Executive resigns for Good Reason during the Protected Period immediately following a Change in Control, then executive shall be entitled to receive from the Company the following:

a.	Executive’s earned, but unpaid compensation and such employee benefits, if any, as to which executive may be entitled under the terms of the employee benefit plans of the Company; and

b.

Continued payment of executive’s termination base salary for twenty-four (24) or thirty-six (36) months (as provided in such executive’s employment agreement) following the date of such termination; and

c.	An amount equal to two (2) times the Targeted Short-term Incentive Compensation of executive for the fiscal year in which executive’s employment terminates; and

d.

With respect to any outstanding equity-based awards, whether “time-based” or “performance-based” vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units and performance share units), such outstanding awards shall immediately vest; and

e.

An amount equal to one hundred percent (100%) of the applicable COBRA premium under the Company’s group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination or (ii) the date on which executive qualifies for health insurance as a result of employment by or association with a subsequent employer; and

f.	Outplacement services (not to exceed $25,000) for twelve (12) months or until the executive obtains substantially comparable employment (as determined by the Company), whichever is shorter; and

g.

With respect to Mr. Honeycutt, benefits paid to him shall be grossed up by the Company to cover (1) any federal excise tax due by him on account of these benefit payments and (2) any federal income and employment taxes due on federal excise tax. However, on December 2, 2013, the Compensation Committee has determined to cease the practice of providing for gross-up for federal income tax purposes on a going forward basis. The Company does not believe any financial liability for excise tax on gross-up payments existed as of September 30, 2019.

Change in control shall mean any of the following:

•

Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

•

A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

•	The stockholders of the Company approve a plan of complete liquidation of the Company; or

•	The sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

Material Conditions and Obligations Under the Employment Agreements

In connection with their employment agreements, each NEO has agreed not to (A) compete with the Company for so long as he is employed by the Company and for the greater of (i) one year from the date of termination of his employment and, (ii) if applicable, the period during which he is entitled to receive severance (the “Restricted Period”) or (B) solicit or encourage any employee or consultant of the Company to leave employment of the Company or otherwise hire any such employees during the Restricted Period.

The following table quantifies certain payments and benefits that would become payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2019. The information is provided relative to the NEO’s compensation and service levels as of the date specified.

Name	Benefit	Resignation or Termination for Cause	Retirement, Disability or Death	Termination for Poor Performance	Termination w/o Cause or for Good Reason Before Change in Control	Termination w/o Cause or for Good Reason After Change in Control
Brett A. Cope	Severance Pay	- 0 -	- 0 -	$495,000	$990,000	$1,485,000
	Short-term Incentive Compensation	- 0 -	- 0 -	- 0 -	495,000	990,000
	Equity Award Acceleration(1)	- 0 -	$927,855	- 0 -	927,855	927,855
	Health Care Benefit Continuation	- 0 -	- 0 -	24,000	36,000	36,000
	Outplacement Services	- 0 -	- 0 -	- 0 -	25,000	25,000
Michael W. Metcalf	Severance Pay	- 0 -	- 0 -	$325,000	$650,000	$975,000
	Short-term Incentive Compensation	- 0 -	- 0 -	- 0 -	243,750	487,500
	Equity Award Acceleration(1)	- 0 -	$208,800	- 0 -	208,800	208,800
	Health Care Benefit Continuation	- 0 -	- 0 -	24,000	36,000	36,000
	Outplacement Services	- 0 -	- 0 -	- 0 -	25,000	25,000
Milburn E. Honeycutt	Severance Pay	- 0 -	- 0 -	$255,000	$510,000	$510,000
	Short-term Incentive Compensation	- 0 -	- 0 -	- 0 -	127,500	255,000
	Equity Award Acceleration(1)	- 0 -	$241,425	- 0 -	241,425	241,425
	Health Care Benefit Continuation	- 0 -	- 0 -	24,000	36,000	36,000
	Outplacement Services	- 0 -	- 0 -	- 0 -	25,000	25,000

(1)	Based on the closing sales price of the Company’s Common Stock on September 30, 2019 of $39.15.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of the Company’s employees and the annual total compensation of Mr. Cope, our Chief Executive Officer (the “CEO Pay Ratio”).

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For Powell’s last completed fiscal year, the ratio of the annual total compensation of Mr. Cope to the annual total compensation of the median employee of the Company was as follows:

Year	Mr. Cope’s Total Compensation ($)(1)	Median Employee Total Compensation ($)	Pay Ratio of CEO Compensation To Median Employee ($)
2019	$2,029,712	$53,471	37.9 : 1

(1)	The annual total compensation of Mr. Cope, as reported in the Summary Compensation Table presented on page 29 in the Proxy Statement.

To identify the “median employee” from our employee population, the methodology and the material assumptions, adjustments, and estimates used were as follows:

•

We selected September 30, 2019, as the date upon which the Company identified the “median employee,” which is within the last three months of the Company’s fiscal year end and enables us to make an identification in a reasonably efficient and economical manner.

•

We determined that as of September 30, 2019, Powell’s employee population consisted of approximately 2,300 individuals (full-time, part-time and our variable workforce) working at the Company and its subsidiaries. Of these individuals, 1,761 were located in the United States and 539 were located in the following countries:

Country	Number of Employees (#)
Bahrain	2
Canada	318
Singapore	3
United Arab Emirates	2
United Kingdom	214

•

Given the limited scale of our operations in many of these foreign countries, we elected to exclude all of our employees in the above listed countries, except for Canada and the United Kingdom, as permitted by the SEC rules, as these employees account for less than 5% of our total U.S. and non-U.S. employee.

•	Powell’s employee population, after taking into consideration the adjustments permitted by SEC rules as described above, consisted of approximately 2,293 individuals as of September 30, 2019.

•

We identified our median employee based on the total cash compensation paid during the 12-month period ending September 30, 2019 as reflected in our payroll records, which was consistently applied to all of our employees included in the calculation. We annualized the compensation of all full-time employees hired during this period. For purposes of determining the median employee, we considered for each of our employees (i) actual base salary (in the case of hourly workers, base wages including overtime pay); (ii) cash bonuses paid during the year; and (iii) sales commissions, if applicable. For our employees located in Canada and the United Kingdom, we applied a Canadian and United Kingdom to U.S. dollar exchange rate as of September 30, 2019, to the compensation elements paid in Canadian or United Kingdom currency.

•

After identifying our median employee using the above compensation measure, we calculated the employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors, and none of them are present or past employees of the Company. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of the Company’s executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Company’s Board or the Compensation Committee. Ms. Bonnie V. Hancock and Messrs. Christopher E. Cragg and James W. McGill served on the Compensation Committee during Fiscal 2019.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2019, and discussed them with management and the Company’s independent registered public accounting firm. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2019, for filing with the Commission. The Audit Committee also reviewed with management and the Company’s independent registered public accounting firm the interim financial information included in the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2018 and March 31 and June 30, 2019, prior to their being filed with the Commission.

With and without management present, the Audit Committee discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the Company’s September 30, 2019, financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee discussed and reviewed with the Company’s independent registered public accounting firm all communications required to be discussed by generally accepted auditing standards, including those described in Auditing Standard 1301, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board,

Perry L. Elders, Chairman

Christopher E. Cragg

Richard E. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for the year ended September 30, 2019. It is anticipated that the Audit Committee will appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Audit Committee approved all services rendered by the Company’s independent registered public accounting firm during the years ended September 30, 2019, and September 30, 2018.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditors: specific services are pre-approved from time to time by the Audit Committee or by the Audit Committee Chairman on its behalf. As to any services approved by the Audit Committee Chairman, the approval is reported to the Audit Committee at the following meeting of the Audit Committee.

Fees Paid to the Company’s Independent Registered Public Accounting Firm

For 2019 and 2018, the Company’s independent registered public accounting firm’s fees for various types of services to the Company were as shown below:

	PricewaterhouseCoopers
	2019		2018

Audit Fees	$1,260,400		$1,207,900

Audit-Related Fees	35,000	(1)	125,500	(1)

Tax Fees

Tax compliance services	60,000	(2)	106,500	(2)

Tax advisory services			—

All Other Fees			—

Total	$1,355,400		$1,439,900

(1)	Audit services related the Company’s adoption of ASC 606 - Revenue Recognition in Fiscal 2018 and ASC 842 — Lease Accounting in Fiscal 2019.

(2)

Tax compliance services relate to the preparation and filing of the U.S. Corporate Tax Return and state corporate income tax returns for the Company and its subsidiaries. Tax compliance services were also provided for certain international jurisdictions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the fiscal year ended September 30, 2019, were in complied with in a timely manner, except for reports filed by the following persons: Mr. Honeycutt with respect to transactions that occurred on October 1, 2018 and December 10, 2018; Mr. Cope with respect to transactions that occurred on October 1, 2018; Mr. Madison with respect to transactions that occurred on October 1, 2018; Mr. Metcalf with respect to transactions that occurred on November 5, 2018 and Mr. Powell with respect to transactions that occurred on December 6, 2017 and June 28, 2019.

OTHER MATTERS

As of the date of this statement, the Board has no knowledge of any business which will be presented for consideration at the meeting other than the election of three directors of the Company, and to hold a stockholder advisory vote on the compensation of executives. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the matter.

ANNUAL REPORT

An Annual Report to Stockholders and an Annual Report on Form 10-K covering the fiscal year of the Company ended September 30, 2019, are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the Annual Meeting of Stockholders to be held in 2021 must be received at the office of the Secretary of the Company no later than September 8, 2020, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

Pursuant to the Company’s bylaws, a stockholder that intends to present business at the 2021 Annual Meeting of Stockholders and has not submitted such proposal by the date set forth above must notify the Secretary of the Company by November 21, 2020. If such notice is received after November 21, 2020, then the notice will be considered untimely, and the Company is not required to present such business at the 2020 Annual Meeting.

All proposals must comply with applicable SEC regulations and the Company’s bylaws as amended to date.

By Order of the Board

/s/ Brett A. Cope
Brett A. Cope
Chairman of the Board

Dated: January 6, 2020

POWELL INDUSTRIES, INC. ATTN: MICHAEL W. METCALF 8550 MOSLEY ROAD HOUSTON, TX 77075

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/14/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/14/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
01 CHRISTOPHER E. CRAGG 02 PERRY L. ELDERS 03 KATHERYN B. CURTIS

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2.   Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.

					☐	☐	☐

NOTE: In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action taken at that meeting, (3) the election of any other person as a director if a nominee named above is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, SHARES ALLOCATED WILL BE VOTED “FOR” THE BOARD OF DIRECTORS’ NOMINEES.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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POWELL INDUSTRIES, INC. Annual Meeting of Stockholders February 19, 2020 This proxy is solicited by the Board of Directors

The undersigned appoint Richard E. Williams and John D. White, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Powell Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Powell Industries, Inc., to be held at the offices of the Company at 7232 Airport Boulevard, in Houston, Texas 77061, on Wednesday, February 19, 2020 at 11:00 a.m., Houston Time and at any adjournment thereof, as follows:

Continued and to be signed on reverse side